UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 17, 2024

GUARDANT HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38683	45-4139254
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hanover Street

Palo Alto, California 94304

(Address of principal executive offices) (Zip Code)

855-698-8887

(Registrant’s telephone number, include area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	GH	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2024, the Board of Directors (the “Board”) of Guardant Health, Inc. (the “Company”) increased the number of directors on the Board to nine and appointed Manuel Hidalgo Medina, M.D., Ph.D., as a Class II director of the Company, to be effective as of July 17, 2024. Dr. Hidalgo will serve on the Board for a term expiring at the 2026 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. In connection with his appointment to the Board, Dr. Hidalgo was appointed to the nominating and corporate governance committee of the Board.

Dr. Hidalgo has more than 20 years of experience in translational and clinical research in anticancer drug development with a particular emphasis in gastrointestinal cancers. He has also led the early clinical development of new anticancer agents for pancreatic cancer among other solid tumor cancers.

Dr. Hidalgo currently serves as Chief of the Division of Hematology and Medical Oncology at Weill Cornell Medicine and NewYork-Presbyterian/Weill Cornell Medical Center. At Weill Cornell Medicine, Dr. Hidalgo oversees clinical and translational research in hematology and medical oncology where he is the Walter B. Wriston Professor of Pancreatic Cancer Research.

Prior to his current position, Dr. Hidalgo served as Chief of the Division of Hematology at Beth Israel Deaconess Medical Center in Boston and as Clinical Director of the Rosenberg Clinical Cancer Center from 2015-2019. During this time, he also held the position of the Theodore W. and Evelyn G. Berenson Professor of Medicine at Harvard Medical School. Dr. Hidalgo also served in leadership positions at the Spanish National Cancer Research Centre (CNIO) in Madrid and at the Kimmel Comprehensive Cancer Center, where he served as the Director of Gastrointestinal Oncology program. Dr. Hidalgo currently serves as a member of the board of directors of Bristol-Myers Squibb Company. He received his Medical Degree from the University of Navarra in Pamplona, Spain, and a Doctorate in infectious diseases and cancer from the University Autónoma of Madrid, Spain. He completed his Residency training in Medical Oncology at the Hospital 12 de Octubre in Madrid and his Fellowship in Medical Oncology at the University of Texas Health Science Center in San Antonio, Texas, where he also served as an Assistant Professor of Medicine.

Dr. Hidalgo will receive the standard compensation paid by the Company to all of its non-employee directors under the Company’s Amended Non-Employee Director Compensation Program (the “Program”). Pursuant to the Program, Dr. Hidalgo will receive a stock option award and restricted stock unit award, each with a value of $362,500 (collectively, the “Initial Awards”). Each of the Initial Awards will vest with respect to one-fourth (1/4th) of the shares subject thereto on the first anniversary of Dr. Hidalgo’s appointment to the Board, and as to the remaining three-fourths (3/4ths) of the shares subject thereto on each monthly anniversary of Dr. Hidalgo’s appointment to the Board during the three-year period thereafter, subject to continued service through the applicable vesting date.

In accordance with the Company’s customary practice, the Company is entering into its standard form of indemnification agreement with Dr. Hidalgo, which will require the Company to indemnify him against certain liabilities that may arise as result of his status or service as a director. The description of Dr. Hidalgo’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on September 18, 2018 as Exhibit 10.8.

There are no arrangements or understandings between Dr. Hidalgo and any other person pursuant to which he was selected as a director, nor are there any transactions in which Dr. Hidalgo has an interest that would be reportable under Item 404(a) of Regulation S-K.

On July 18, 2024, the Company issued a press release announcing Dr. Hidalgo’s appointment to the Board, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Guardant Health, Inc., dated July 18, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDANT HEALTH, INC.

Date: July 18, 2024	By:	/s/ John G. Saia
John G. Saia
Chief Legal Officer and Corporate Secretary